Exhibit 99.2

Antero Resources Corporation unaudited financial statements and the notes thereto for the three months ended
March 31, 2012 and 2011

Antero Resouces Corporation
Balance Sheets
March 31, 2012 and December 31, 2011
in 000's

	March 31,
	2012	December 31,
Assets	(unaudited)	2011
Current assets:
Cash and cash equivalents	$60	$1,017
Accounts receivable	21,014	11,332
Accrued revenue	8,264	11,962
Prepaid expenses	6,034	8,775
Derivative instruments	61,676	54,742
Inventories	113	108
Total current assets	97,161	87,936
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	86,658	86,967
Proved properties	997,926	993,882
Other property and equipment	4,888	4,667
	1,089,472	1,085,516
Less accumulated depletion, depreciation, and amortization	(333,322)	(314,788)
Property and equipment, net	756,150	770,728
Derivative instruments	66,068	64,502
Other assets, net	11,905	12,429
Total assets	$931,284	$935,595

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	6,496	30,130
Due to affiliates, net	32,241	3,036
Accrued expenses	6,010	5,047
Revenue distributions payable	8,656	11,512
Advances from joint interest owners	204	961
Total current liabilities	53,607	50,686
Long-term liabilities:
Bank credit facility	18,000	31,000
Senior unsecured notes	363,481	363,549
Asset retirement obligations	1,351	1,308
Deferred gain on sale of assets	17,348	17,348
Capital leases - long term	27	69
Total liabilities	453,814	463,960
Stockholders' equity:
Common stock	1	1
Capital in excess of par value	499,873	499,873
Accumulated deficit	(22,404)	(28,239)
Total stockholders’ equity	477,470	471,635
Total liabilities and stockholders’ equity	$931,284	$935,595

See accompanying notes to financial statements

Antero Resources Corporation
Income Statements
Three Months ended March 31, 2012 and 2011
in 000's
(unaudited)

	March 31,	March 31,
	2012	2011

Revenue:
Natural gas sales	$18,936	$24,035
Oil sales	89	376
NGL Sales	2,269	2,230
Realized gains and (losses) on oil & gas derivatives, net of unrealized gains (losses) of $8,500 and ($14,598), respectively	25,543	(4,835)
Fee income	20	30
	46,857	21,836

Operating expenses:
Lease operating expenses	1,908	2,061
Gathering, compression and transportation	9,292	7,514
Production taxes	185	428
Exploration expenses	148	258
Impairment of unproved properties	409	273
Dry hole cost	—	15
Depletion, depreciation and amortization	18,533	16,698
Accretion of asset retirement obligations	28	24
General and administrative	1,610	1,236
Total operating expenses	32,113	28,507
Operating income (loss)	14,744	(6,671)
Other income (expense):
Interest expense	(8,911)	(8,113)
Interest income	2	43
Realized losses on derivative instruments - interest, net of unrealized gains of nil and $1,034, respectively	—	(48)
Total other income (expense)	(8,909)	(8,118)
Income before income taxes	5,835	(14,789)

Income taxes	—	—

Net income (loss)	$5,835	$(14,789)

See accompanying notes to financial statements

Antero Resources Corporation
Cash Flow Statements
Three Months ended March 31, 2012 and 2011
in 000's
(unaudited)
	March 31,	March 31,
	2012	2011
Net earnings (loss)	$ 5,835	$ (14,789)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of natural gas properties	409	273
Dry hole costs	-	15
Depletion, depreciation, and amortization	18,533	16,698
Accretion of asset retirement obligations	28	24
Unrealized (gain) loss on derivative instruments	(8,500)	13,564
Amortization of bond discount	(68)	(64)
Amortization of financing fees	523	404
Effect of changes in current assets and liabilities:
Accounts receivable	(9,682)	4,289
Accrued gas revenue	3,698	(153)
Prepaid expense	2,741	(2,826)
Inventory	(5)	-
Accounts payable	2,107	(613)
Receivable from/payable to other Antero Entities	29,205	(19,192)
Accrued expenses	963	291
Revenue distribution payable	(2,856)	1,647
Advances from joint interest owners	(757)	(435)
Net cash provided by (used in) operating activities	42,174	(867)

Additions to unproved properties	(99)	(1,999)
Drilling costs	(29,770)	(36,083)
Other property and equipment purchases	(221)	(36)
Decrease in other assets	1	22
Net cash used in investing activities	(30,089)	(38,096)

Borrowings on bank credit facility	33,000	39,000
Repayments on bank credit facility	(46,000)	-
Payments on capital lease obligations	(42)	(37)
Net cash provided by (used in) financing activities	(13,042)	38,963
Net increase (decrease) in cash and cash equivalents	(957)	-
Cash at beginning of period	1,017	-
Cash and cash equivalents, end of period	$ 60	$ -

Net A/P change	(25,741)	(16,406)
Cash paid for interest	(1,904)	(266)

See accompanying notes to financial statements

Antero Resources Corporation
Notes to Condensed Financial Statements
 March 31, 2012 and December 31, 2011
(1) Business and Organization

Antero Resources Corporation, (collectively referred to as the “Company”, “we”, or “our”) are engaged in the exploration for and the production of natural gas and oil onshore in the United States in unconventional reservoirs, which can generally be characterized as fractured shales and tight sand formations. The Company is a subsidiary of Antero Resources LLC. Our properties are primarily located in the Arkoma Basin in Oklahoma.  Our corporate headquarters are in Denver, Colorado.

(2) Basis of Presentation and Significant Accounting Policies

(a) Basis of Presentation

These consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the SEC) applicable to interim financial information and should be read in the context of the December 31, 2011 financial statements and notes thereto as filed in the Form 8-K/A for a more complete understanding of the Company’s operations, financial position, and accounting policies.

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information, and, accordingly, do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments (consisting of normal and recurring accruals) considered necessary to present fairly the Company’s financial position as of March 31, 2012, the results of its operations and its cash flow for each of the  three months ended March 31, 2012 and 2011.  We have no items of other comprehensive income or loss; therefore, our net income (loss) is identical to our comprehensive income (loss). . Operating results for the period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received for natural gas and oil, natural production declines, the uncertainty of exploration and development drilling results, and other factors.

The Company’s exploration and production activities are accounted for under the successful efforts method. As of the July 13, 2012, the Company completed its evaluation of subsequent events for disclosure and no items requiring disclosure were identified, other than the amendment to the Credit Facility described in Note 3(a) and the sale of its oil and gas properties and its commodity derivatives to Vanguard Natural Resources LLC on of June 29, 2012.

(b) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in facts and circumstances or discovery of new information may result in revised estimates, and actual results could differ from those estimates.

The Company’s  condensed financial statements are based on a number of significant judgments, assumptions, and estimates, including estimates of gas and oil reserve quantities, which are the basis for the calculation of depreciation, depletion, and amortization, present value of future reserves, and impairment of oil and gas properties. Reserve estimates are, by their nature, inherently imprecise.

(c) Risks and Uncertainties

Historically, the market for natural gas has experienced significant price fluctuations. Prices for natural gas have been particularly volatile in recent years. The price fluctuations can result from variations in weather, levels of production in a given region, availability of transportation capacity to other regions of the country, and various other factors. Increases or decreases in prices received could have a significant impact on the Company’s future results of operations.

(d) Cash and Cash Equivalents

The Company considers all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of these investments.

(e) Derivative Financial Instruments

In order to manage its exposure to oil and gas price volatility, the Company enters into derivative transactions from time to time, including commodity swap agreements, collar agreements, and other similar agreements relating to natural gas expected to be produced. From time to time, the Company also enters into derivative contracts to mitigate the effects of interest rate fluctuations. To the extent legal right of offset with a counterparty exists, the Company reports derivative assets and liabilities on a net basis. The Company has exposure to credit risk to the extent the counterparty is unable to satisfy its settlement obligation. The Company actively monitors the creditworthiness of each counterparty and assesses the impact, if any, on its derivative position. The estimated fair value of our commodity derivative assets has been risk adjusted using a discount rate based upon the respective published credit default swap rates (if available, or if not available, a discount rate based on the applicable Reuters bond rating) at March 31, 2012 for each of the European and American banks.  We believe that all of these institutions currently are acceptable credit risks.

The Company records derivative instruments on the balance sheets as either an asset or liability measured at fair value and records changes in the fair value of derivatives in current earnings as they occur. Changes in the fair value of commodity derivatives are classified as revenues, and changes in the fair value of interest rate derivatives are classified as other income (expense).

(f) Fair Value Measurements

Authoritative accounting guidance defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., those measured at fair value in a business combination, the initial recognition of asset retirement obligations, and impairments of proved oil and gas properties, and other long-lived assets). The fair value is the price that the Company estimates would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize input to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Instruments that are valued using Level 2 inputs include non-exchange traded derivatives, such as over-the-counter commodity price swaps, basis swaps, and interest rate swaps. Valuation models used to measure fair value of these instruments consider various Level 2 inputs including (i) quoted forward prices for commodities, (ii) time value, (iii) quoted forward interest rates, (iv) current market prices and contractual prices for the underlying instruments, (v) risk of nonperformance by the Company and the counterparty, and (vi) other relevant economic measures. The Company utilizes its counterparties to assess the reasonableness of its prices and valuation techniques. To the extent a legal right of offset with a counterparty exists, the derivative assets and liabilities are reported on a net basis.

(g) Income Taxes

The Company has net operating loss carryforwards (NOLs) as of December 31, 2011 of approximately $340.0 million. The Company’s deferred tax assets relate primarily to NOLs and its deferred tax liabilities relate primarily to oil and gas properties and unrealized gains on derivative instruments. In assessing the realizability of deferred tax assets, management considers whether some portion or all of the deferred tax assets will be realized based on a more likely than not standard of judgment. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to the lack of historical profitable operations and based upon the projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that the Company will not realize the benefits of all of these deductible differences and has recorded valuation allowances in those subsidiaries having net deferred tax assets to the extent deferred tax assets exceed their deferred tax liabilities. The amount of deferred tax assets considered realizable could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The Company’s income tax expense (benefit) differs from the amount that would be computed by applying the U.S. statutory federal income tax rate of 35% to income for the three month periods ended March 31, 2012 and 2011 primarily because of changes in the valuation allowance.

(h) Impairment of Unproved Properties

Unproved properties with significant acquisition costs are assessed for impairment on a property-by-property basis, and any impairment in value is charged to expense. Impairment is assessed based on remaining lease terms, drilling results, reservoir performance, commodity price outlooks, and future plans to develop acreage. Other unproved properties are assessed for impairment on an aggregate basis.

Impairment of unproved properties during the three months ended March 31, 2012 and 2011 was $408.6 thousand and $272.5 thousand, respectively.

(i) Industry Segment and Geographic Information

We have evaluated how the Company is organized and managed and have identified one operating segment — the exploration and production of oil, natural gas, and natural gas liquids. All of our assets are located in the United States and all of our revenues are attributable to United States customers.

(3) Long-term Debt

Long-term debt consists of the following at March 31, 2012 and December 31, 2011 (in thousands):

	March 31,	December 31,
	2012	2011
Bank credit facility (a)	$18,000	$31,000
9.375% senior notes due 2017 (b)	317,000	317,000
7.25% senior notes due 2019 (c)	45,000	45,000
Net premium/discount	1,481	1,549
Total	$381,481	$394,549,

(a) Bank Credit Facility

The Company along with other subsidiaries of Antero Resources LLC (Antero Entities) has a senior secured revolving bank credit facility (the Credit Facility) with a consortium of bank lenders.  As amended on May 4, 2012, the maximum amount of the Credit Facility is $2.5 billion.  Borrowings under the Credit Facility are subject to borrowing base limitations based on the collateral value of our proved properties and hedge positions and are subject to regular semiannual redeterminations. As amended on May 4, 2012, the borrowing base was $1.55 billion and lender commitments totaled $950 million.   As of December 31, 2011, the maximum amount of the Credit Facility was $1.5 billion and the borrowing base was $1.2 billion and lender commitments totaled $850 million. Lender commitments can be increased to the full $2.5 billion borrowing base upon approval of the lending bank group. The maturity date of the Credit Facility is May 12, 2016.

The Credit Facility is secured by mortgages on substantially all of the Antero Entities properties and guarantees from the Antero Entities operating subsidiaries. Interest is payable at a variable rate based on LIBOR or the prime rate based on the Company’s election at the time of borrowing.  Commitment fees on the unused portion of the Credit Facility are due quarterly at rates from 0.375% to 0.50% on the unused amounts of the facility.  At March 31, 2012 and December 31, 2011, Antero Resources Corporation had $18 million and $31 million of borrowings under the Credit Facility, respectively.

The Credit Facility contains certain covenants, including restrictions on indebtedness and dividends, and requirements with respect to working capital and interest coverage ratios. The Company was in compliance with all of the financial debt covenants under the Credit Facility as of March 31, 2012 and December 31, 2011.

(b) 9.375% Senior Notes

On November 17, 2009, an indirect wholly owned finance subsidiary of Antero Resources LLC, Antero Finance, issued $375 million of 9.375% senior notes due December 1, 2017 at a discount of $2.6 million. In January 2010, Antero Finance issued an additional $150 million of the same series of 9.375% senior notes at a premium of $6 million. The notes are unsecured and subordinate to Antero Resources LLC’s Credit Facility to the extent of the value of the collateral securing the Credit Facility. The notes are guaranteed on a full and unconditional basis and joint and severally by Antero Resources LLC, all of its wholly owned subsidiaries (other than Antero Finance), and certain of its future restricted subsidiaries. Antero Resources LLC has no independent assets or operations. Interest on the notes is payable on June 1 and December 1 of each year. Antero Finance may redeem all or part of the notes at any time on or after December 1, 2013 at redemption prices ranging from 104.688% on or after December 1, 2013 to 100.00% on or after December 1, 2015. In addition, on or before December 1, 2012, Antero Finance may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, if certain conditions are met, at a redemption price of 109.375%. At any time prior to December 1, 2013, Antero Finance may also redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. If Antero Resources LLC undergoes a change of control, Antero Finance may be required to offer to purchase notes from the holders. Antero Resources Corporation, the stand-alone parent entity, has insignificant independent assets and no operations. There are no restrictions on the Company’s ability to obtain cash dividends or other distributions of funds from its subsidiaries, except those imposed by applicable law.

The Company was allocated $317 million and the related net premium/discount of the senior notes and executed a note payable to Antero Finance for a like amount. The terms and conditions of the note are substantially similar to the senior notes.

(c) 7.25% Senior Notes

On August 1, 2011, Antero Finance issued $400 million of 7.25% senior notes due August 1, 2019 at par. The notes are unsecured and effectively subordinated to the Antero  Resources LLC Credit Facility to the extent of the value of the collateral securing the Credit Facility. The notes rank pari passu to the existing 9.375% senior notes. The notes are guaranteed on a senior unsecured basis by Antero Resources LLC, all of its wholly owned subsidiaries (other than Antero Finance), and certain of its future restricted subsidiaries. Interest on the notes is payable on August 1 and February 1 of each year, commencing on February 1, 2012. Antero Finance may redeem all or part of the notes at any time on or after August 1, 2014 at redemption prices ranging from 105.438% on or after August 1, 2014 to 100.00% on or after August 1, 2017. In addition, on or before August 1, 2014, Antero Finance may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, if certain conditions are met, at a redemption price of 107.25% of the principal amount of the notes, plus accrued interest. At any time prior to August 1, 2014, Antero Finance may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium and accrued interest. If a change of control (as defined in the bond indenture) occurs at any time prior to January 1, 2013, Antero Finance may, at its option, redeem all, but not less than all, of the notes at a redemption price equal to 110% of the principal amount of the notes, plus accrued interest. If Antero Finance has not exercised its optional redemption rights upon a change of control, the note holders will have the right to require Antero Finance to repurchase all or a portion of the notes at a price equal to 101% of the principal amount of the notes, plus accrued interest.

The Company was allocated $45 million and related net premium/discount of the senior notes and executed a note payable to Antero Finance for a like amount. The terms and conditions of the note are substantially similar to the senior notes.

(4) Financial Instruments

The carrying values of trade receivables, trade payables, and other current liabilities and assets at March 31, 2012 and December 31, 2011 approximated market value. The carrying value of the Credit Facility at March 31, 2012 and December 31, 2011 approximated fair value because the variable interest rates are reflective of current market conditions. Based on Level 2 market data, the fair value of the Company’s senior notes was approximately $390 million and $384 million at March 31, 2012 and December 31, 2011, respectively.

(5) Asset Retirement Obligations

The following is a reconciliation of the Company’s asset retirement obligations for the three months ended March 31, 2012 (in thousands):

Asset retirement obligations — beginning of period	$1,308
Obligations incurred	15
Accretion expense	28

Asset retirement obligations — end of period	$1,351

(6) Derivative Instruments and Risk Management Activities

(a) Commodity Derivatives

The Company periodically enters into natural gas derivative contracts with counterparties to hedge the price risk associated with a portion of its production. These derivatives are not held for trading purposes. To the extent that changes occur in the market prices of natural gas, the Company is exposed to market risk on these open contracts. This market risk exposure is generally offset by the change in market prices of natural gas recognized upon the ultimate sale of the natural gas produced.

For the three months ended March 31, 2012 and 2011, the Company was party to natural gas fixed price swaps. When actual commodity prices exceed the fixed price provided by the swap contracts, the Company pays the excess to the counterparty, and when actual commodity prices are below the contractually provided fixed price, the Company receives the difference from the counterparty. The Company’s natural gas swaps have not been designated as hedges for accounting purposes; therefore, all gains and losses were recognized in income currently.

The Company has no collateral from any counterparties. All of our commodity derivative positions are with institutions that have a position in our Credit Facility and are secured by the collateral pledged on the Credit Facility and cross default provisions between the Credit Facility and the derivative instruments. At March 31, 2012, there are no past due receivables from or payables to any of our counterparties.

As of March 31, 2012, the Company has entered into fixed price natural gas swaps in order to hedge a portion of its natural gas production from April 1, 2012 through December 31, 2016 as summarized in the following table. Hedge agreements referenced to the Centerpoint and Transco Zone 4 indices are for production in the Arkoma Basin.

		Weighted
		average
	Natural gas	index
	MMbtu/day	price
Nine months ending December 31, 2012:
Transco zone 4	45,000	$6.50
Year ending December 31, 2013:
Transco zone 4	40,000	$6.51
CGTAP	122,631	$5.02
Year ending December 31, 2014:
Transco zone 4	20,000	$6.51
Centerpoint	10,000	$6.20
Year ending December 31, 2015:
Transco zone 4	20,000	$5.58

(b) Interest Rate Derivatives

Historically, the Company has entered into various floating-to-fixed interest rate swap derivative contracts to manage exposures to changes in interest rates from variable rate obligations. Under the swaps, the Company made payments to the swap counterparty when the variable LIBOR three-month rate fell below the fixed rate or received payments from the swap counterparty when the variable LIBOR three-month rate went above the fixed rate. The Company had no outstanding interest rate swap agreements at March 31, 2012 or December 31, 2011.

(c) Summary

The following is a summary of the fair values of our derivative instruments, which are not designated as hedges for accounting purposes and where such values are recorded in the balance sheets as of March 31, 2012 and December 31, 2011

		Fair value
	Balance sheet	March 31,	December 31,
	location	2012	2011
		(In thousands)
Asset derivatives not designated as hedges for accounting purposes:
Commodity contracts	Current assets	$61,676	$ 54,742
Commodity contracts	Long-term assets	66,068	64,502
Total asset derivatives		$127,744	$ 119,244

The following is a summary of realized and unrealized gains (losses) on derivative instruments and where such values are recorded in the condensed statements of operations for the three months ended March 31, 2012 and 2011.

		Three	Three
	Statement	months	months
	of	Ended	Ended
	operations	March 31,	March 31,
	location	2012	2011
Realized gains on commodity contracts	Revenue	$17,043	$ 9,763
Unrealized gains (losses) on commodity contracts	Revenue	8,500	(14,598)

Total gains (losses) on commodity contracts		25,543	(4,835)

Realized losses on interest rate contracts	Other income (expense)	—	(1,082)

Unrealized gains on interest rate contracts	Other income (expense)	—	1,034

Total net losses on interest rate contracts		—	(48)

Net gains (losses) on derivative contracts		$25,543	$ (4,883)

The following table summarizes the valuation of investments and financial instruments by the fair value hierarchy described in note 1 at March 31, 2012:

Fair value measurements using
Quoted
prices
	in active	Significant
	markets for	other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
Description	(Level 1)	(Level 2)	(Level 3)	Total
Derivatives asset:
Fixed price commodity swaps	$—	$ 127,744	$ —	$ 127,744

(7) Contingencies

The Company is party to various other legal proceedings and claims in the ordinary course of its business. The Company believes certain of these matters will be covered by insurance and that the outcome of other matters will not have a material adverse effect on its financial position, results of operations, or liquidity.

(8) Subsequent Events

The Company sold its oil and gas assets and commodity hedges, which comprise substantially all of the Company’s key operating assets, to Vanguard Natural Resources LLC for a purchase price of $445 million, as adjusted for income, expenses, and capital costs related to the properties and associated commodity hedges from April 1, 2012 (May 1, 2012 for commodity hedges), the effective date of sale through June 29, 2012.  The purchase price is subject to adjustment for final settlement to be conducted within 180 days from June 29, 2012 for actual income and expenses for the interim period.  The remaining long term liabilities were paid off or transferred to the other Antero entities at the time of the sale.